Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-164371) on Form S-3 and Registration Statement (No. 333-148951) on Form S-8 of Approach Resources Inc. of our report dated April 21, 2011, relating to our audit of the statement of revenues and direct operating expenses of properties acquired by Approach Resources Inc., which appear in the Current Report on Form 8-K/A of Approach Resources Inc. filed on April 21, 2011.
/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
April 21, 2011